Exhibit 10.6

Expense Assumption and Reimbursement Agreement

between Greenbacker Renewable Energy Company LLC, Greenbacker Renewable Energy Corporation

and Greenbacker Capital Management, LLC

AGREEMENT, made as of this 30th day of January 2014, between the Greenbacker Renewable Energy Company LLC (“GREC LLC”), Greenbacker Renewable Energy Corporation (“GREC”) and Greenbacker Capital Management, LLC (“Investment Adviser”).

WHEREAS, the parties have entered into an Advisory Agreement with respect to the Investment Adviser furnishing advisory and management services to GREC LLC dated as of August 7, 2013 (“Advisory Agreement”);

WHEREAS, Investment Adviser desires to reimburse certain operating expenses for GREC LLC and/or GREC to maintain net expenses at specified levels as set forth in Appendix A.

WHEREAS, Investment Adviser desires to assume any and all preoperational operating expenses of both GREC LLC and GREC prior to GREC LLC meeting the minimum offering proceeds necessary to break escrow; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, GREC LLC and Investment Adviser agree as follows:

1. For the period commencing as of the date of this Agreement through the date set forth in Schedule A hereto with respect to GREC LLC, Investment Adviser agrees to reimburse operating expenses for GREC LLC in an amount sufficient to keep the total annual operating expenses (exclusive of interest, taxes, dividend expense, borrowing costs, organizational costs and extraordinary expenses) for each class of shares of GREC LLC at the levels set forth in Appendix A (“Maximum Permitted Rate”).

2. GREC LLC, in turn, agrees, subject to the limitations set forth in this paragraph that GREC LLC shall be obligated to repay expense reimbursement to Investment Adviser within 30 days of delivery by Investment Adviser to GREC LLC of a written request, including expense support documentation, setting forth each such expense amount to be reimbursed. All expense reimbursements shall comply with the terms contained in agreements between the GREC LLC and its administrator. Repayments with respect to the Investment Adviser must be limited to amounts that do not cause the total annual operating expenses of GREC LLC attributable to a share class during a year in which such repayment is made to exceed the applicable Maximum Permitted Rate. No repayments by GREC LLC to Investment Adviser shall be permitted after the earlier of (i) the date that he continuous public offering of GREC LLC shares shall have expired or been terminated or (ii) December 31, 2016. GREC LLC agrees to furnish or otherwise make available to Investment Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as Investment Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

3. Prior to GREC LLC “breaking escrow” pursuant to the terms of its offering documents, Investment Adviser shall assume any and all preoperational operating expenses of GREC LLC and GREC since inception. At such time that GREC LLC “breaks escrow”, such assumed preoperational expenses shall become an obligation of GREC LLC (subject to the expense reimbursement limitations set forth in the preceding paragraph).

4. Investment Adviser understands and intends that GREC LLC will rely on this Agreement in preparing and filing any Prospectus updates filed subject to Rule 424(b) (3), and financial statements filed on Form 10Q or Form 10K and in accruing the expenses of GREC LLC for purposes of calculating net asset value and otherwise, and expressly permits GREC LLC to do so.

5. Investment Adviser understands that it shall look only to the assets of GREC LLC or GREC for performance of this Agreement and for payment of any claim Investment Adviser may have hereunder, and neither any of the GREC LLC’s directors, officers, employees, agents, or unit holders, whether past present or future, shall be personally liable therefore.

6. This Agreement shall be governed by applicable federal laws, rules and regulations and the laws of the State of New York without regard to the conflicts of law provisions thereof; provided, however that nothing herein shall be construed as being inconsistent with the Investment Advisers Act of 1940, as amended (the “IAA”), or other applicable federal law. Where the effect of a requirement of the IAA or other applicable federal law reflected in any provision of this Agreement is altered by a new or changed rule, regulation or order of the United States Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Any amendment to this Agreement shall be in writing signed by the parties hereto.

7. This Agreement shall run concurrently with the Advisory Agreement and may be extended from year-to-year subject to approval by the Board of Directors of GREC LLC, including a majority of the Directors of GREC LLC who are not “interested persons” of GREC LLC within the meaning of Section 2(a) (19) of the Investment Company Act of 1940; provided, however, that in the event that the Advisory Agreement is terminated or not otherwise renewed, GREC LLC shall no longer be obligated to repay expense reimbursement to Investment Adviser .

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

Greenbacker Renewable Energy Company LLC	Greenbacker Capital Management , LLC

By:	By:
Name:	Name:
Title:	Title:

Greenbacker Renewable Energy Corporation

By:
Name:
Title:

APPENDIX A

EXPENSE CAPS

(Effective as of January 30, 2014)

Name of Fund	Share Class	Maximum Permitted Rate[1]	Termination Date
GREC LLC	Class A Shares	6.00%	December 31, 2014
GREC LLC	Class C Shares	6.80%	December 31, 2014
GREC LLC	Class I Shares	6.00%	December 31, 2014

All applicable expense caps contained in the Advisory Agreement shall also apply.

[1]	The Maximum Permitted Rate for each class of GREC LLC shares at any given time shall equal the total annual operating expenses (exclusive of interest, taxes, dividend expense, borrowing costs, organizational costs and extraordinary expenses) for each class of shares of GREC LLC at such time divided by average net assets of such class of shares for the period, calculated in accordance GREC LLCs accounting policies and procedures, for such class of shares of GREC LLC at such time.